Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES 1ST QUARTER CASH DISTRIBUTION

DALLAS, Texas, March 19, 2018 – Simmons Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.000124 per unit, payable on April 12, 2018, to unitholders of record on March 31, 2018.    Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.000124 per unit from $0.00 per unit last quarter. Royalties received this quarter increased as compared to the last quarter due to increases in the production and pricing of oil, which were offset by decreases in the production and pricing of natural gas.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Simmons Bank
Toll Free (855) 588-7839